Consent of Independent Registered Public Accounting Firm

The Board of Trustees

Legg Mason Partners Variable Equity Trust

We consent to the use of our reports dated February 19, 2016 with respect to the financial statements of Permal Alternative Select VIT Portfolio, as well as to use of our report dated February 18, 2016 with respect to the financial statements of QS Variable Moderate Growth (formerly QS Legg Mason Variable Moderate Growth), QS Variable Conservative Growth (formerly QS Legg Mason Variable Conservative Growth), QS Variable Growth (formerly QS Legg Mason Variable Growth), each a series of the Legg Mason Partners Variable Equity Trust, as of December 31, 2015, incorporated herein by reference and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

New York, New York

April 15, 2016